Exhibit 99.1
For Immediate Release
Contact:
Thomas W. Stoelk
Vice President and
Chief Financial Officer
(724) 465-8904
Superior Well Services, Inc. Announces Patterson Wireline L.L.C. Asset Acquisition
INDIANA, PENNSYLVANIA, October 5, 2006 – Superior Well Services, Inc. (NASDAQ: SWSI) announced today that on October 2, 2006 it had purchased substantially all of the operating assets of Patterson Wireline, L.L.C. (“Patterson”) for approximately $8.7 million in cash. Patterson provides open hole and cased hole completion services. The operating assets include 5 cased hole trucks and 4 open hole trucks and various tools and logging systems that are compatible with Superior’s existing systems. Superior plans to retain all of Patterson’s 25 employees. The acquired operations will be integrated into Superior’s Rocky Mountain operations and expands its presence in Colorado and New Mexico.
Commenting, David Wallace, Chief Executive Officer, stated, “The Patterson acquisition expands our wireline operations in the Rocky Mountain Region and provides us a number of top-tier personnel. Additionally, this accretive acquisition provides new opportunities to grow Superior’s stimulation, nitrogen and cementing services in markets currently serviced by Patterson’s operating assets.”
Superior Well Services, Inc. is an oilfield services company operating in many of the major oil and natural gas producing regions in the United States.
SOURCE: Superior Well Services, Inc.